Prospect Capital Makes $15 Million Second Lien Investment in Deb Shops

NEW YORK, NY -- 12/11/2007 -- Prospect Capital Corporation (NASDAQ: PSEC) ("Prospect") announced today that it has made a second lien secured debt investment of $15 million in Deb Shops, Inc. ("DEB"), a leading specialty apparel retailer based in Philadelphia, Pennsylvania.

Founded in 1932, DEB offers value-oriented apparel to junior and junior plus-size female consumers, targeting the ages of 10 through 25, a rapidly growing demographic. DEB is the only national retailer to offer both junior regular and plus-sized apparel in a unified store format. DEB has approximately 337 stores in regional malls and strip shopping centers in 42 states, with a concentration in the Midwest and Northeast.

Prospect's second lien secured debt, along with other financing, supports the acquisition of DEB by an affiliate of Lee Equity Partners ("Lee Equity"), a New York-based private equity firm founded by Thomas H. Lee.

Allen Questrom, a Senior Advisor to Lee Equity, and former Chief Executive Officer of JC Penney, Federated Department Stores, Neiman Marcus, and Barneys New York, has joined DEB as its new non-executive Chairman.

"I have personally known the senior team at Prospect for more than a decade, and we welcome their support of our acquisition," said Benjamin Hochberg, partner with Lee Equity.

"Deb Shops continues an important strategic thrust by Prospect to provide financing to top-tier private equity sponsors," said Gautam Shirhattikar, an investment professional with Prospect Capital Management.

ABOUT PROSPECT CAPITAL CORPORATION

Prospect Capital Corporation (www.prospectstreet.com) is a closed-end investment company that lends to and invests in private and microcap public businesses. Prospect Capital's investment objective is to generate both current income and capital appreciation through debt and equity investments.

Prospect Capital has elected to be treated as a business development company under the Investment Company Act of 1940 ("1940 Act"). We are required to comply with a series of regulatory requirements under the 1940 Act as well as applicable NASDAQ, federal and state laws and regulations. We have elected to be treated as a regulated investment company under the Internal Revenue Code of 1986. Failure to comply with any of the laws and regulations that apply to Prospect Capital could have a material adverse effect on Prospect Capital and its shareholders.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any such statements, other than statements of historical fact, are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company's control, and that the Company may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future. Such statements speak only as of the time when made, and the Company undertakes no obligation to update any such statement now or in the future.

Please send investment proposals to:

Grier Eliasek
President and Chief Operating Officer
grier@prospectstreet.com
(212) 448-9577